Exhibit 21.1

OHA INVESTMENT CORPORATION

SUBSIDIARIES

1.	OHA Funding GP, LLC, a Texas limited liability company
2.	OHA Nevada, LLC, a Nevada limited liability company
3.	OHA Funding, LP, a Texas limited partnership
4.	OHA Asset Holdings GP, LLC, a Texas limited liability company
5.	OHA Asset Holdings, LP, a Texas limited partnership
6.	OHA Asset Holdings II, LP, a Texas limited partnership
7.	OHA Asset Holdings III, LP, a Texas limited partnership
8.	OHA Asset Holdings V, LP, a Texas limited partnership
9.	OHA Asset Holdings VI, LP, a Texas limited partnership
10.	OHA/OCI Holdings, LLC, a Delaware limited liability company